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                     July 14, 2021

       Mark Joslin
       Chief Financial Officer
       Pool Corporation
       109 Northpark Boulevard
       Covington, Louisiana 70433

                                                        Re: Pool Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            Form 8-K Furnished
April 22, 2021
                                                            File No. 000-26640

       Dear Mr. Joslin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services